   As filed with the Securities and Exchange Commission on November 17, 2000
                                                   Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                         TARGETED GENETICS CORPORATION
             (Exact name of registrant as specified in its charter)

                         Washington                                                      91-1549568
(Stateor other jurisdiction of incorporation or organization)             (I.R.S. Employer Identification Number.)

                           1100 Olive Way, Suite 100
                           Seattle, Washington 98101
                                 (206) 623-7612
   (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

                               ----------------
                               H. STEWART PARKER
                     President and Chief Executive Officer
                         Targeted Genetics Corporation
                           1100 Olive Way, Suite 100
                           Seattle, Washington 98101
                                 (206) 623-7612
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                   Copies to:
                               STEPHEN M. GRAHAM
                                 ANN L. McGUIRE
                       Orrick, Herrington & Sutcliffe LLP
                          701 Fifth Avenue, Suite 6500
                           Seattle, Washington 98104
                                 (206) 839-4300

                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                             Proposed         Proposed
 Title of each Class of                      Maximum          Maximum        Amount of
    Securities to be       Amount to be   Offering Price Aggregate Offering Registration
       Registered           Registered     Per Share(1)      Price (1)          Fee
----------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share.......  5,950,798 Shares   $10.46875       $62,297,417      $16,447
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the high and low sales prices of the common stock on November 13, 2000.

                               ----------------
  The registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            [TARGETED GENETICS LOGO]

                                5,950,798 Shares

                         TARGETED GENETICS CORPORATION

                               ----------------

                                  Common Stock

                               ----------------

  The selling shareholders listed on page 9 are the former stockholders of Genovo, Inc., which we acquired on September 19, 2000. The selling shareholders may offer for sale up to 5,950,798 shares of Targeted Genetics common stock from time to time. We will not receive any proceeds from the sale of these shares.

  The selling shareholders may sell the shares in transactions on the Nasdaq National Market, in privately negotiated transactions or otherwise.

  Our common stock is quoted on the Nasdaq National Market under the symbol "TGEN." On November 16, 2000, the last reported sales price of our common stock was $10.56 per share.

  Investing in this stock involves risks. See "Risk Factors" beginning on page
3.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

               The date of this prospectus is November 17, 2000.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements contained in or incorporated by reference into this prospectus are forward-looking statements. Forward-looking statements involve current expectations or forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known or unknown risks and uncertainties can affect the accuracy of forward-looking statements. Any or all of the forward-looking statements contained in this prospectus, incorporated by reference into this prospectus, or included in any materials we release to the public from time to time may turn out to be incorrect. Actual results could differ materially from those expressed in the forward-looking statements for a number of reasons, including the factors discussed in the section of this prospectus entitled Risk Factors.

   You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statement to reflect new information or circumstances or the occurrence of unanticipated events. Other risks besides those described in this prospectus could also affect actual results. Moreover, we cannot assess the impact of any particular risk factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

                                  RISK FACTORS

  In addition to the other information contained in this prospectus, you should read and consider the following risk factors. If any of these risks actually occur, our business, financial condition or operating results could be adversely affected and the trading price of our stock could decline.

If we are unable to secure financing on terms acceptable to us for future capital needs, we will be unable to fund continuing operations.

  Developing and commercializing our potential products will require substantial additional financial resources. Because internally generated cash flow will not fund development and commercialization of our products, we will look to outside sources for funding. These sources could involve one or more of the following types of transactions:

  .  technology partnerships;

  .  technology sales;

  .  technology licenses;

  .  issuing debt; or

  .  issuing equity.

If we cannot obtain additional financing when needed or on acceptable terms, we will be unable to fund continuing operations.

We have a history of losses and may never become profitable, which could result in a decline in the value of our common stock and a loss of your investment.

  We have generated small amounts of revenue and incurred significant net losses since we began business. As of September 30, 2000, we have incurred cumulative losses totaling $138.9 million. We expect to continue to incur substantial additional losses in the future, due primarily to the following factors:

  . all of our products are in a testing phase and have not received regulatory approval; and

  .  we will spend significant amounts on operating expenses.

We may never generate profits, and if we do become profitable, we may be unable to sustain or increase profitability on a quarterly or annual basis. As a result, the trading price of our stock could decline and you could lose all or part of your investment.

If our clinical trials are unsuccessful or we do not receive regulatory approval for our products, which are in the early stage of product development, we may be unable to generate sufficient revenue to maintain our business.

  All of our potential products are in research and development or in early-stage clinical trials. We cannot apply for regulatory approval of our potential products until we have performed additional research and development and testing. Our clinical trials may not demonstrate the safety and efficacy of any potential product, and we may encounter unacceptable side effects or other problems in the clinical trials. Should this occur, we may have to delay or discontinue development of the potential product. After a successful clinical trial, we cannot market any product in the United States until we receive regulatory approval. If we are unable to gain regulatory approval of any product after successful clinical trials, we may be unable to generate sufficient product revenue to maintain our business.

Delays or unexpected costs in obtaining approval of our potential products or complying with governmental regulatory requirements could make it more difficult to maintain or improve our financial condition.

  The regulatory process in the gene therapy industry is costly, time consuming and subject to unpredictable delays. Accordingly, we cannot predict how long it will take or how much it will cost to obtain regulatory approvals for clinical trials or for manufacturing or marketing our potential products. Delays in bringing a potential product to market or unexpected costs in obtaining regulatory approval could decrease our ability to generate product sales revenue. In addition, all manufacturing operations are subject on an ongoing basis to the current Good Manufacturing Practices, or GMP, requirements of the Food and Drug Administration, or FDA. While we currently anticipate that we will be able to manufacture products that meet this requirement, we may be unable to attain or maintain compliance with current or future GMP requirements. If we discover previously unknown problems after we receive regulatory approval of a potential product or fail to comply with applicable regulatory requirements, we may suffer restrictions on our ability to market the product, including mandatory withdrawal of the product from the market. This, or an unexpected increase in the cost of compliance, could make it more difficult to maintain or improve our financial condition.

Failure to recruit patients could delay or prevent clinical trials of our potential products, which could cause a delay or inability to develop our potential products.

  Identifying and qualifying patients to participate in testing our potential products is critical to our near-term success. The timing of our clinical trials depends on the speed at which we can recruit patients to participate in testing our products. Delays in recruiting or enrolling patients to test our products could result in increased costs, delays in advancing our product development, delays in proving the usefulness of our technology or termination of the clinical trials altogether. Any of these could delay or prevent the development of our product candidates.

Our business will not succeed if our technology and products fail to achieve market acceptance.

  Even if our or our corporate partners' potential products succeed in clinical trials and are approved for marketing, these products may never achieve market acceptance. Competing gene delivery products or alternative treatment methods, including more traditional approaches to treating disease, may be more effective or may be more economically feasible than our products. Moreover, doctors, patients, the medical community in general or the public may never accept or use any products based on gene delivery or other technologies developed by us or our corporate partners.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

  Our success depends in part on our ability to protect our proprietary rights. We own or have licenses to patents on a number of genes, processes, practices and techniques critical to our present and potential products. If we fail to obtain and maintain patent protection for this technology, our competitors could market competing products using those genes, processes, practices and techniques. The failure of our licensors to obtain and maintain patent protection for technology they license to us could similarly harm our business. Patent positions in the field of biotechnology are highly uncertain and involve complex legal, scientific and factual questions. Our patent applications may not result in issued patents. Even if we secure a patent, the patent may not provide meaningful protection.

  We also rely on unpatented proprietary technology. Because this technology does not benefit from the protection of patents, we may be unable to meaningfully protect this proprietary technology from unauthorized use or misappropriation by a third party.

Intellectual property claims and litigation could subject us to significant liability for damages and invalidation of our proprietary rights.

  As the biotechnology industry expands, the risk increases that other companies may claim that our processes and potential products infringe on their patents. Defending these claims would be costly and would likely divert management's attention and resources away from our operations. If we infringe on another company's patented processes or technology, we may have to pay damages or obtain a license in order to continue manufacturing or marketing the affected product or using the affected process. If we are unable to obtain a license, or obtain a license on acceptable terms, we may be unable to develop or commercialize some or all of our potential products and our business could be harmed.

  Our potential tgAAV-CF product uses our proprietary AAV delivery technology to deliver a normal copy of a CFTR gene to which we have rights under a nonexclusive license. The United States Patent and Trademark Office has declared an interference proceeding to determine the priority of invention of this gene. If the eventual outcome does not favor our licensor, we would have to secure a license to the CFTR gene from the prevailing party to continue developing tgAAV-CF. The costs of licensing the CFTR gene could be substantial and could include royalties greater than those we currently pay. If we cannot secure this license on acceptable terms and on a timely basis, we may be unable to develop or deliver our potential tgAAV-CF product.

We may be unable to develop and commercialize some of our potential products if our relationships with scientific collaborators and corporate partners are not successful.

  Our success also depends on the continued availability of outside scientific collaborators to perform research and develop processes to advance and augment our internal efforts. Competition for collaborators in gene therapy is intense. If we are unsuccessful in recruiting or maintaining our relationships with scientific collaborators, we could experience delays in our research and development or loss of access to important enabling technology. Even if we establish new scientific collaborations or other partnerships, they may never result in the successful development of products.

  The development and commercialization of many of our potential products, and therefore the success of our business, substantially depends on the performance of our collaborators. If our corporate partners do not commit sufficient resources to our research and development programs or the commercialization of our products, the preclinical or clinical development related to the collaboration could be delayed or terminated. Our current or future collaborators may develop or market competing products or alternative technologies. In addition, disputes may arise with respect to ownership of technology developed under any such collaborations. Moreover, our corporate partners may terminate existing partnerships and we may be unable to enter into additional collaborations on acceptable terms, or at all.

If we are unable to license necessary technology from third parties, we may be unable to successfully develop and commercialize our potential products.

  Our success depends on our ability to enter into licensing arrangements with commercial or academic organizations to obtain technology used in developing or commercializing our or our partners' product candidates. Various license agreements give us and our partners rights to use technologies owned or licensed by third parties in research, development and commercialization of our potential products. Disputes may arise regarding rights to inventions and know-how resulting from the joint creation or use of intellectual property by us and our licensors or scientific collaborators. In addition, many of our in-licensing agreements contain milestone-based termination provisions. If we or any of our corporate partners fail to meet agreed milestones, a licensor could terminate the relevant agreement.

  If we are unable to maintain our current licenses and obtain additional licenses in the future on acceptable terms, we and our corporate partners may be required to expend significant time and resources to develop or in-license replacement technology. If we are unable to do so, we may be unable to develop or commercialize some or all of our potential products and our business may suffer.

If we or our business partners are unable to successfully market and distribute any potential product, our business will be harmed.

  We have no experience in sales and marketing. To market any products that may result from our development programs, we will need to develop marketing and sales capabilities, either on our own or with others. We intend to enter into collaborations with corporate partners to utilize the mature marketing and distribution capabilities of our partners. While we believe that these collaborative partners will be motivated to market and distribute our potential products, our current and potential future partners may not commit sufficient resources to commercializing our technology on a timely basis. If our business partners do not successfully market and distribute our products and we are unable to develop sufficient marketing and distribution capabilities on our own, our business will be harmed.

The intense competition and rapid technological change in our market may result in pricing pressures and failure of our potential products to achieve market acceptance.

  We presently face competition from other companies developing gene therapy technologies and from companies using more traditional approaches to treating human diseases. Most of our competitors have substantially more experience and financial and infrastructure resources than we do in the following areas:

  .  research and development;

  .  clinical trials;

  .  obtaining FDA and other regulatory approvals;

  .  manufacturing; and

  .  marketing and distribution.

Consequently, our competitors may be able to commercialize new products more rapidly than we do, or manufacture and market competitive products more successfully than we do. This could result in pricing pressures or our products failing to achieve market acceptance.

  In addition, gene therapy is a new and rapidly evolving field and is expected to continue to undergo significant and rapid technological change. Rapid technological development by our competitors could result in our actual and proposed technologies, products or processes losing market share or becoming obsolete.

If we do not attract and retain qualified personnel, we will be unable to successfully and timely develop our potential products.

  Our future success depends in part on our ability to attract and retain key employees. We have programs in place to retain personnel, including programs to create a positive work environment and competitive compensation packages. Because competition for employees in our field is intense, however, we may be unable to retain our existing personnel or attract additional qualified employees. If we experience turnover or difficulties recruiting new employees, our research and development could be delayed and we could experience difficulties in generating sufficient revenue to maintain our business.

Our limited manufacturing capability may limit our ability to successfully introduce our potential products.

  We currently do not have the capacity to manufacture large-scale clinical or commercial quantities of our potential products. To do so, we will need to expand our current facilities and staff or supplement them through the use of contract providers. We have recently leased a building for the purpose of developing a facility to manufacture AAV vectors for Phase III and early commercial purposes. This manufacturing facility, if successfully developed, as well as any future manufacturing facilities that we may construct, will be subject to initial and ongoing regulation by the FDA and other governmental agencies. We may be unable to obtain regulatory approval for or maintain in operation this or any other manufacturing facility. If we are unable to obtain and maintain the necessary manufacturing capabilities, either alone or through third parties, we will be unable to introduce sufficient product to sustain our business.

Our use of hazardous materials to develop our potential products exposes us to liability risks and the risk of regulatory limitation of our use of these materials, either of which could harm our financial condition and reduce our ability to generate product sales revenue.

  Our research and development activities involve the controlled use of hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials comply with applicable laws and regulations, we cannot eliminate the risk of accidental contamination or injury from hazardous materials. If a hazardous material accident occurred, we would be liable for any resulting damages. This liability could exceed our financial resources. Additionally, hazardous materials are subject to regulatory oversight. Accidents unrelated to our operations could cause federal, state or local regulatory agencies to restrict our access to hazardous materials needed in our research and development efforts. If our access to these materials is limited, we could experience delays in our research and development programs. Paying damages or experiencing delays caused by restricted access could reduce our ability to generate product sales revenue and make it more difficult to fund our operations.

The costs of product liability and other claims and product recalls could exceed the amount of our insurance, which could significantly harm our financial condition or our reputation.

  Our business activities expose us to the risk of liability claims or product recalls and any adverse publicity that might result from a liability claim against us. We currently have only limited amounts of liability insurance, and the amounts of claims against us may exceed our insurance coverage. Liability insurance is expensive and may not continue to be available on acceptable terms. A product liability or other claim not covered by insurance or in excess of our insurance or a product recall could significantly harm our financial condition or our reputation.

Our recent acquisition of Genovo, Inc. and any future acquisitions could be costly, difficult to integrate and disruptive of our business.

  In September 2000, we acquired Genovo, Inc., a privately held biotechnology company specializing in viral gene delivery. In the future, we may acquire additional complementary companies, products or technologies. Managing the Genovo acquisition entails, and any future acquisition will entail, numerous operational and financial risks and strains, including:

  . difficulties in assimilating the operations, technologies, products or potential products and personnel of the acquired company;

  .  potential loss of key employees of the acquired company;

  .  disruption of our business;

  .  diversion of management's attention from our core business;

  .  assumption of known and unknown liabilities;

  . higher-than-expected acquisition and integration costs and charges against earnings; and

  .  potentially dilutive issuances of equity securities.

We may be unable to successfully integrate Genovo or any future acquisition with our existing operations or successfully develop any acquired product candidates or technologies. We may not gain any substantial benefit from the Genovo acquisition or any products, technologies or businesses that we acquire in the future, notwithstanding the expenditure of a significant amount of time and financial, personnel and other resources.

Market fluctuations or volatility could cause the market price of our common stock to decline.

  In recent years the stock market in general and the market for biotechnology-related companies in particular have experienced extreme price and volume fluctuations, often unrelated to the operating performance of the affected companies. Our common stock has experienced, and is likely to continue to experience, these fluctuations in price, regardless of our performance. These fluctuations could cause the market price of our common stock to decline.

                              SELLING SHAREHOLDERS

  On September 19, 2000, we acquired Genovo, Inc., a privately held biotechnology company specializing in viral gene delivery. The selling shareholders are the former stockholders of Genovo, who received Targeted Genetics common stock in exchange for their Genovo capital stock.

  The following table provides information regarding the selling shareholders and the number of shares of common stock they are offering. The percentage ownership data is based on 43,297,560 shares of our common stock outstanding as of November 16, 2000. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling shareholders.

                            Number of Shares  Number    Shares Beneficially
                              Beneficially   of Shares Owned After Offering
                              Owned Before     Being   -----------------------
Name and Address                Offering      Offered    Number      Percent
----------------            ---------------- --------- ------------ ----------
Dennis N. Berman...........       91,232        91,232          --         --
Biogen, Inc. ..............    4,008,868     4,008,868          --         --
Dompe Farmaceutici
 S.P.A. ...................      241,101       241,101          --         --
Robert Dresing.............       14,052        14,052          --         --
Genzyme Corporation........      575,910       264,615      311,295         *
John Greenwood.............          826           826          --         --
Mariann Grossman...........      224,280       224,280          --         --
Trustees of the University
 of Pennsylvania...........      128,128       128,128          --         --
James M. Wilson............      792,190       792,190          --         --
James M. Wilson and Ann
 Wilson, Trustees..........      185,506       185,506          --         --
 under Trust Agreement

--------
* Less than 1%

  In connection with our September 2000 acquisition of Genovo, we established a multi-product development and commercialization collaboration with Biogen, Inc. In connection with this collaboration, Biogen has paid us $8 million in up-front payments, will pay milestone payments related to the development of product candidates and will provide us with ongoing research and development funding. In addition, Biogen has agreed to make a future $10 million equity investment in Targeted Genetics and provide us with a $10 million line of credit, each accessible at our discretion. Biogen currently owns approximately 9% of our outstanding common stock.

  In connection with our acquisition of Genovo, we assumed Genovo's rights and obligations under a multiple-year collaboration with Genzyme Corporation to develop gene therapy products for lysosomal storage disorders. Under this agreement, Genzyme will make payments to us upon the achievement of specified regulatory milestones and will pay us royalties on sales of any products developed under the agreement.

  Through Genovo, we license gene delivery technology and related intellectual property from the University of Pennsylvania.

  Except as a shareholder, none of the other selling shareholders has had any material relationship with Targeted Genetics or any of our affiliates within the past three years.

  The selling shareholders have represented to us that they purchased their shares for their own account, for investment only and not with a view toward publicly selling or distributing them, except in sales either registered under the Securities Act of 1933 or exempt from registration. In recognition of the fact that the selling shareholders, even though purchasing their shares for investment, may wish to be legally permitted to sell their shares when they deem appropriate, we agreed with the selling shareholders to file a registration statement to register the shares for resale and to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earliest of

  .  September 19, 2002;

  . the date on which the selling shareholders may resell all the shares covered by the registration statement without limitations under Rule 144 under the Securities Act; and

  . the date on which the selling shareholders have sold all the shares covered by the registration statement.

  In addition, we have agreed that, after September 19, 2002 and subject to limited exceptions, upon the request of a selling shareholder deemed under the Securities Act to be an affiliate of Targeted Genetics, we will file a registration statement to register eligible shares owned by that affiliate. All but one of the selling shareholders have agreed not to sell or otherwise dispose of their shares for up to 30 months following the effective date of the Genovo merger, subject to periodic releases.

                              PLAN OF DISTRIBUTION

  The selling shareholders or their transferees or other successors-in-interest may sell the shares of common stock offered by this prospectus from time to time, in one or more transactions. The selling shareholders may sell the shares at fixed prices that may change, at market prices at the time of sale or at negotiated prices. The selling shareholders may sell the shares

  . through the Nasdaq National Market or any other national securities exchange on which our common stock is then listed;

  .  in privately negotiated transactions; or

  .  through a combination of these.

  The selling shareholders may sell the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. Any broker-dealer may act as a broker-dealer on behalf of a selling shareholder in connection with the offering of the shares. Any broker-dealers who assist in the sale of the shares covered by this prospectus may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions they receive or profits they earn on the resale of the shares may be underwriting discounts and commissions under the Securities Act.

  If required, we will distribute a supplement to this prospectus to describe any material changes in the terms of the offering. The selling shareholders may sell any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act in transactions complying with Rule 144, rather than through this prospectus. We will not receive any proceeds from the sale of the shares by the selling shareholders.

  Subject to limited exceptions, we have agreed to bear all expenses in connection with the registration and sale of the shares being offered by the selling shareholders. We have also agreed to indemnify the selling shareholders against specified liabilities they incur in connection with an actual or alleged untrue statement or omission of a material fact in the registration statement, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against specified liabilities we incur in connection with our reliance on written information furnished by the selling shareholders expressly for use in connection with this prospectus.

  The selling shareholders may not sell any or all of the shares covered by this prospectus.

                            LEGALITY OF COMMON STOCK

  Orrick, Herrington & Sutcliffe LLP, Seattle, Washington, has provided us with an opinion that the shares of common stock offered by this prospectus are duly authorized, validly issued, fully paid and nonassessable.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements included in our annual report on Form 10-K for the year ended December 31, 1999, as described in their report, which is incorporated by reference into this prospectus and elsewhere into the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  Ernst & Young, chartered accountants, have audited the financial statements of Emerald Gene Systems, Ltd. included in our annual report on Form 10-K for the year ended December 31, 1999, as described in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. The financial statements of Emerald Gene Systems, Ltd. are incorporated by reference in reliance on Ernst & Young, chartered accountants' report, given on their authority as experts in accounting and auditing.

  KPMG LLP, independent auditors, have audited the financial statements of Genovo, Inc. as of June 30, 2000 and 1999 and for the years then ended and for the period from September 12, 1992 (inception) to June 30, 2000, included in our current report on Form 8-K/A dated September 19, 2000 and amended November 9, 2000, which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part, in reliance on the report of KPMG LLP, incorporated by reference into this prospectus and the registration statement, and on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website contains reports, proxy statements and other information regarding issuers, such as Targeted Genetics, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

   The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC, which is considered to be a part of this prospectus. We have previously filed and are incorporating by reference into this prospectus the following documents:

  . Our annual report on Form 10-K for the year ended December 31, 1999, which contains audited financial statements for the most recent fiscal year for which we have filed audited financial statements;

  . Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

  . Our current reports on Form 8-K, filed on August 23, 2000, September 13, 2000 and October 2, 2000 (as amended November 9, 2000); and

  . The description of our common stock contained in our registration statements on Form 8-A filed on April 26, 1994 and October 22, 1996 under Section 12(g) of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before all of the shares offered by the registration statement are sold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus as of the date on which the document is filed, and any older information that has been modified or superceded will not be deemed to be a part of this prospectus.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                         Targeted Genetics Corporation
                         Attention: Investor Relations
                           1100 Olive Way, Suite 100
                           Seattle, Washington 98101
                                (206) 623-7612

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   You should rely only on the information contained in this prospectus.
Neither we nor any of the selling shareholders has authorized anyone to give you different information or representations. This prospectus is an offer to sell, and a solicitation of offers to buy, the shares offered by this prospectus only in jurisdictions where offers and sales are permitted.

   The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock offered by this prospectus.

                               -----------------

                               TABLE OF CONTENTS

Special Note Regarding Forward-Looking Statements...........................   2
Risk Factors................................................................   3
Selling Shareholders........................................................   9
Plan of Distribution........................................................  10
Legality of Common Stock....................................................  11
Experts.....................................................................  11
Where You Can Find More Information.........................................  12


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                               5,950,798 Shares

                           [TARGETED GENETICS LOGO]

                               TARGETED GENETICS
                                  CORPORATION

                                 Common Stock

                               -----------------

                              P R O S P E C T U S

                               -----------------

               The date of this prospectus is November 17, 2000.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The following table lists the costs and expenses payable by the registrant in connection with the sale of the common stock covered by this prospectus. All amounts are estimates except for the SEC registration fee.

   SEC registration fee................................................ $16,447
   Printing and engraving expenses.....................................  20,000
   Legal fees and expenses.............................................  10,000
   Accounting fees and expenses........................................   6,000
   Miscellaneous fees and expenses.....................................   1,553
                                                                        -------
     Total............................................................. $54,000
                                                                        =======

Item 15. Indemnification of Directors and Officers

  Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under some circumstances for liabilities arising under the Securities Act. Section 10 of the registrant's bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The registrant maintains a liability insurance policy for this purpose.

  Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transactions from which the director personally receives a benefit in money, property or services to which the director is not entitled. Article 11 of the registrant's articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, these limitations on a director's liability to the registrant and its shareholders.

  The registrant has entered into indemnification agreements with some of its executive officers and directors, in which the registrant has agreed to hold harmless and indemnify each such officer or director to the fullest extent permitted by Washington law. Under these indemnification agreements, the officer or director is not indemnified for any action, suit, claim or proceeding instituted by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the registrant's board of directors or unless the action is to enforce the provisions of the indemnification agreements.

  No indemnity pursuant to the indemnification agreements may be provided by the registrant on account of any suit in which a final, unappealable judgment is rendered against an executive officer or director for an accounting of profits made from the purchase or sale by the executive officer or director of the registrant's securities in violation of the provisions of Section 16(b) of the Exchange Act, or for damages that have been paid directly to the executive officer or director by an insurance carrier under the directors' and officers' liability insurance policy maintained by the registrant.

Item 16. Exhibits

  5.1 Opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the registrant, regarding the legality of the common stock being registered

 23.1 Consent of Ernst & Young LLP, independent auditors

 23.2 Consent of Ernst & Young, chartered accountants

 23.3 Consent of KPMG LLP, independent auditors

 23.4 Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1)

 24.1 Power of attorney (contained in signature page)

Item 17. Undertakings

  A. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment of the registration statement) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; or

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in such post-effective amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

  C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of the issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Seattle, state of Washington, on the 17th day of November, 2000.

                                          TARGETED GENETICS CORPORATION

                                                 /s/ H. Stewart Parker
                                          By: _________________________________
                                                     H. Stewart Parker
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints James A. Johnson or H. Stewart Parker, or either of them, his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 17th day of November, 2000.

                 Signature                                     Title
                 ---------                                     -----

         /s/ H. Stewart Parker             President, Chief Executive Officer and
 ________________________________________   Director (Principal Executive Officer)
             H. Stewart Parker


          /s/ James A. Johnson             Senior Vice President, Finance and
 ________________________________________   Administration, Chief Financial Officer,
             James A. Johnson               Treasurer and Secretary (Principal
                                            Financial and Accounting Officer)

       /s/ Jeremy L. Curnock Cook          Chairman of the Board of Directors
 ________________________________________
          Jeremy L. Curnock Cook


           /s/ Jack L. Bowman              Director
 ________________________________________
              Jack L. Bowman


          /s/ Joseph M. Davie              Director
 ________________________________________
              Joseph M. Davie


           /s/ James D. Grant              Director
 ________________________________________
              James D. Grant


          /s/ Louis P. Lacasse             Director
 ________________________________________
             Louis P. Lacasse


           /s/ Nelson L. Levy              Director
 ________________________________________
        Nelson L. Levy, Ph.D., M.D.


         /s/ Mark Richmond Ph.D            Director
 ________________________________________
           Mark Richmond, Ph.D.

                                 EXHIBIT INDEX

 Exhibit
 Number
 -------
   5.1   Opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the registrant, regarding the legality of the common stock being registered

  23.1   Consent of Ernst & Young LLP, independent auditors

  23.2   Consent of Ernst & Young, chartered accountants

  23.3   Consent of KPMG LLP, independent auditors

  23.4   Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit
         5.1)

  24.1   Power of attorney (contained in signature page)